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                         [CONNER & WINTERS LETTERHEAD]
                                                                       EXHIBIT 8

                                OCTOBER 12, 2000

Williams Communications Group, Inc.
One Williams Center
Tulsa, Oklahoma 74172



     Re: Offer to Exchange Senior Redeemable Notes due 2008 and 2010


Ladies and Gentlemen:

     We are counsel to Williams Communications Group, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $575 million aggregate principal amount of 11.70% Senior Redeemable Notes due 2008 and $425 million aggregate principal amount of 11.875% Senior Redeemable Notes due 2010 (collectively, the "Exchange Notes") offered in exchange for up to $575 million aggregate principal amount of 11.70% Senior Redeemable Notes due 2008 and $425 million aggregate principal amount of 11.875% Senior Redeemable Notes due 2010 originally issued and sold in reliance upon an exemption from registration under the Securities Act (collectively, the "Original Notes"). In that connection, we have prepared the section entitled "Certain United States Federal Tax Consequences" contained in the Registration Statement.

     Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

     Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Exchange Notes for Original Notes by holders will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.



     We hereby consent to the use of this opinion as Exhibit 8 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                             Very truly yours,

                                             CONNER & WINTERS,
                                             A Professional Corporation

                                             /s/ Conner & Winters,
                                             A Professional Corporation